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                                                                      EXHIBIT 11

Microsemi Corporation and Subsidiaries
Unaudited Earnings Per Share Calculation
(in thousands, except earnings per share)

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

                                                  13 Weeks Ended                    26 Weeks Ended
                                          March 30, 1997   March 31, 1996   March 30, 1997   March 31,1996
                                          --------------   --------------   --------------   -------------
                                                (amounts in 000's)                (amounts in 000's)
PRIMARY

Net income                                       $ 2,395          $ 1,828          $ 4,284         $ 3,257
                                                 =======          =======          =======         =======

Equivalent shares outstanding                      8,568            7,824            8,363           7,824
Equivalent shares from stock options                 337              408              369             440
                                                 -------          -------          -------         -------

Primary common and common
   equivalent shares                               8,905            8,232            8,732           8,264
                                                 =======          =======          =======         =======

Primary earnings per share                       $  0.27          $  0.22          $  0.49         $  0.39
                                                 =======          =======          =======         =======

FULLY DILUTED

Net income                                       $ 2,395          $ 1,828          $ 4,284         $ 3,257
Interest savings from conversion of
   convertible debt, net of income
   taxes                                             305              323              626             646
                                                 -------          -------          -------         -------


Fully diluted net income                         $ 2,700          $ 2,151          $ 4,910         $ 3,903
                                                 =======          =======          =======         =======

Equivalent shares outstanding                      8,568            7,824            8,363           7,824
Equivalent shares from stock options                 337              408              403             440
Convertible shares                                 2,988            3,523            3,194           3,523
                                                 -------          -------          -------         -------

Fully diluted common and common
equivalent shares                                 11,893           11,755           11,960          11,787
                                                 =======          =======          =======         =======

Fully diluted earnings per share                 $  0.23          $  0.18          $  0.41         $  0.33
                                                 =======          =======          =======         =======
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